As filed with the Securities and Exchange Commission on September 11, 2013

811-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

The Gabelli Global Small and Mid Cap Value Trust

Name

One Corporate Center

Rye, New York, 10580-1422

Address of Principal Business Office

(914) 921-5100

Telephone Number

Bruce N. Alpert

The Gabelli Global Small and Mid Cap Value Trust

One Corporate Center

Rye, New York 10580-1422

Name and address of agent for service of process

Richard T. Prins

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

With copies of Notices and Communications to

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES  ☒    NO  ☐

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940 the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Rye in the State of New York on the 11th day of September 2013.

THE GABELLI GLOBAL SMALL AND MID CAP VALUE TRUST

By:	/s/ Bruce N. Alpert
Bruce N. Alpert President

Attest:	/s/ Agnes Mullady
Agnes Mullady Treasurer